    As filed with the Securities and Exchange Commission on October 13, 1998
                                                      Registration No. 333-
===============================================================================

                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549

                                      FORM S-3
                               REGISTRATION STATEMENT
                                       UNDER
                             THE SECURITIES ACT OF 1933

                                 PRIME RETAIL, INC.
               (Exact name of registrant as specified in its charter)

         MARYLAND                                                38-2559212
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                               100 East Pratt Street
                                  Nineteenth Floor
                             Baltimore, Maryland 21202
                                   (410) 234-0782
           (Address, including zip code, and telephone number, including area code, of principal executive offices)

                                 C. Alan Schroeder
                               100 East Pratt Street
                                  Nineteenth Floor
                             Baltimore, Maryland 21202
                                   (410) 234-0782
        (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                      COPY TO:
                                  Wayne D. Boberg
                                  Steven J. Gavin
                                  Winston & Strawn
                                35 West Wacker Drive
                              Chicago, Illinois 60601
                                   (312) 558-5600

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME
            AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.   /   /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend
or interest reinvestment plans, check the following box.   / X /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  /   /

     If delivery of the prospectus is expected to be made pursuant to Rule
434,
please check the following box. /   /


                           CALCULATION OF REGISTRATION FEE
================================================================================
   TITLE OF EACH                    PROPOSED         PROPOSED
     CLASS OF       AMOUNT TO       MAXIMUM          MAXIMUM        AMOUNT OF
    SECURITIES         BE       OFFERING PRICE      AGGREGATE      REGISTRATION
 TO BE REGISTERED  REGISTERED      PER SHARE      OFFERING PRICE       FEE
 ----------------  ----------   --------------    --------------       ---
 Series C
 Cumulative
 Convertible
 Redeemable
 Preferred Stock,
 $0.01 par value
 per share........  4,363,636(1)    $13.75(2)      $59,999,995       $17,700
 ----------------- ------------------------------------------------------------
 Common Stock,
 $0.01 par value
 per share (3).... 12,869,108       $8.00 (4)      $68,043,776 (5)   $20,073
------------------ ------------------------------------------------------------
   Total..........                                 $128,043,771      $37,773
===============================================================================

(1) Includes Series C Preferred Stock as may from time to time be issued upon exchange of Series C Preferred Units of limited partnership interest in Prime Retail, L.P., a Delaware limited partnership ("Prime Partnership"). There is also registered hereunder such indeterminate number of shares of Series C Preferred Stock as may be issuable upon any stock split, combination, recombination, reclassification, merger or other similar transaction which affects shares of Series C Preferred Stock.

(2) Estimated using the liquidation value of the Series C Preferred Stock for the purpose of calculating the registration fee pursuant to Rule 457(i).

(3) Includes 8,505,472 shares of Common Stock as may from time to time be issued upon exchange of Common Units of limited partnership interest in Prime Partnership. Includes 4,363,636 shares of Common Stock as may from time to time be issued upon exchange of Series C Preferred Stock or Series C Preferred Units of limited partnership interest in Prime Partnership. There is also registered hereunder such indeterminate number of shares of Common Stock as may be issuable upon any stock split, combination, recombination, reclassification, merger or other similar transaction which affects shares of Common Stock.

(4) Estimated using October 8, 1998 data solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(5) Proposed maximum offering price does not include 4,363,636 shares of Common Stock issuable upon exchange of Series C Preferred Stock or Series C Preferred Units.

                               EXPLANATORY NOTE

     This registration statement contains two prospectus front and back cover pages. The first relates to Series C preferred stock and common stock of Prime Retail, Inc. which may be sold by Security Capital Preferred Growth Incorporated and/or its permitted transferees. The second relates to Common Stock of Prime Retail, Inc. which may be sold by owners of common units of limited partnership interest in Prime Retail, L.P. who have converted these units into such common stock. Each prospectus is identical except for the front and back covers.

                SUBJECT TO COMPLETION, DATED OCTOBER 13, 1998


PROSPECTUS


                              Prime Retail, Inc.
4,363,636 Shares of Series C Cumulative Convertible Redeemable Preferred Stock,
                          $0.01 par value per share

           4,363,636 Shares of Common Stock, $0.01 par value per share


     This prospectus relates to the offer and sale by Security Capital Preferred Growth Incorporated and/or its designees of shares of Series C preferred stock and common stock of Prime Retail, Inc. Prime is registering such shares to permit the selling shareholders to resell the Series C preferred stock and common stock and to permit public secondary trading of the common stock. Prime will not receive any of the proceeds from any sales of the shares.

     Security Capital received the Series C preferred securities in a private transaction with Prime which closed in August and December 1997.

     The common stock is listed on the New York Stock Exchange under the symbol "PRT." The Series C preferred stock is not listed on any national exchange or quoted in any national quotation system.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                  This Prospectus is dated ______________, 1998

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                SUBJECT TO COMPLETION, DATED OCTOBER 13, 1998


PROSPECTUS


                              Prime Retail, Inc.
          8,505,472 Shares of Common Stock, $0.01 par value per share


     This prospectus relates to the offer and sale by selling shareholders of shares of common stock of Prime Retail, Inc. The selling shareholders will be identified in a supplement to this prospectus. Prime is registering the common stock to permit selling shareholders to resell the common stock and to permit public secondary trading of the common stock. Prime will not receive any of the proceeds from any sales of the shares.

     The common stock is listed on the New York Stock Exchange under the symbol "PRT."


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                  This Prospectus is dated _______________, 1998

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   WHERE YOU CAN FIND MORE INFORMATION

     The Company files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy the reports, statements or other information we file at the Commission's public reference rooms in Washington, D.C. You can request copies of these documents, upon payment of photocopying fees, by writing to the Securities and Exchange Commission (the "Commission"). Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Company's Commission filings are also available to the public on the Commission's internet site (http://www.sec.gov). These documents are also available for viewing at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed certain documents with the Commission and is incorporating by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities under this registration statement are sold. Incorporating them by reference means that we are making the documents listed below a part of this prospectus by referring to these documents and declaring that you should consider them to be part of this prospectus as if they were fully copied in this prospectus.

     1. The annual report of Prime Retail, Inc., a predecessor of the Company ("Former Prime"), on Form 10-K for the year ended December 31, 1997.

     2. Former Prime's quarterly report on Form 10-Q for the quarter ended March 31, 1998.

     3.   Former Prime's current report on Form 8-K dated February 1, 1998.

     4. The information prescribed by Items 12, 13, 14, 15 and 16 of Form S-11 contained in Former Prime's Registration Statement on Form S-11 dated June 28, 1996, as amended (Registration No. 333-01666).

     5. The annual report of Horizon Group, Inc., a predecessor of the Company ("Horizon"), on Form 10-K for the year ended December 31, 1997.

     6.   Horizon's current report on Form 8-K dated February 1, 1998.

     7. The Joint Proxy Statement of Former Prime and Horizon, Prospectus of the Company and Information Statement of Horizon Group Properties, Inc. on Form S-4 dated May 14, 1998.

     8.   The Company's current report on Form 8-K dated June 15, 1998.

     9.   The Company's current report on Form 8-K/A dated June 15, 1998.

    10. The Company's quarterly report on Form 10-Q for the quarter ended June 30, 1998.

    11. All documents subsequently filed by Former Prime or Horizon pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of any offer or sale of Offered Shares.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

     Prime Retail, Inc.
     100 East Pratt Street
     Baltimore, Maryland 21202
     Attention: Corporate Secretary
     (410) 234-0782

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

     PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 SAFE HARBOR
                   CAUTIONARY STATEMENT

     THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN CONTAIN "FORWARD-LOOKING" STATEMENTS, AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, THAT ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES AND PROJECTIONS. STATEMENTS THAT ARE NOT HISTORICAL FACTS, INCLUDING STATEMENTS ABOUT PRIME'S BELIEFS AND EXPECTATIONS, ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS CONTAIN POTENTIAL RISKS AND UNCERTAINTIES AND, THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

     IMPORTANT FACTS THAT MAY AFFECT THESE PROJECTIONS OR EXPECTATIONS INCLUDE, BUT ARE NOT LIMITED TO: GENERAL ECONOMIC AND BUSINESS CONDITIONS, WHICH WILL, AMONG OTHER THINGS, AFFECT DEMAND FOR OUTLET CENTER PROPERTIES, AVAILABILITY AND CREDITWORTHINESS OF PROSPECTIVE TENANTS, LEASE RENTS AND THE AVAILABILITY OF FINANCING; ADVERSE CHANGES IN THE REAL ESTATE MARKETS INCLUDING, AMONG OTHER THINGS, COMPETITION WITH OTHER COMPANIES, RISKS OF REAL ESTATE ACQUISITION AND DEVELOPMENT; GOVERNMENTAL ACTIONS AND INITIATIVES; AND ENVIRONMENTAL REQUIREMENTS.

                                  THE COMPANY

     The Company is a self-administered and self-managed REIT engaged in the ownership, development, and management of factory outlet centers in the United States. The Company believes that it is the largest owner and operator of factory outlet centers in the United States. As of September 30, 1998, the Company's portfolio consisted of 50 factory outlet centers in 26 states totaling approximately 14,029,000 square feet of gross leasable area. As a fully-integrated real estate firm, the Company will provide development, construction, finance, leasing, marketing and management services for all of the properties (the "Properties"). The Properties are held and all of the Company's business and operations are conducted through Prime Retail, L.P., a Delaware limited partnership ("Prime Partnership"), through its ownership of equity interests in various lower-tier partnerships (the "Property Partnerships"). The Company controls Prime Partnership as its sole general partner and is dependent upon the distributions or other payments from Prime Partnership in order to meet its financial obligations.

     The Company is a Maryland corporation that was incorporated on November 12, 1997. The Company, formerly known as Sky Merger Corp., is the surviving company of the June 15, 1998 mergers (the "Mergers") of Former Prime and
Horizon into Sky Merger Corp. At the effective time of the Mergers, the separate legal existences of each of Former Prime and Horizon ceased, and Sky Merger Corp. was renamed "Prime Retail, Inc." Although, from a legal point of view, Sky Merger Corp. was the surviving company of the Mergers, the Company's business is largely conducted in the same manner as and under the senior management of Former Prime.

     Our executive offices are located at 100 East Pratt Street, Nineteenth Floor, Baltimore, Maryland 21202, and our telephone number is (410) 234-0782.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from sales of the shares by the selling shareholders. The Company has agreed to pay all expenses relating to the registration of the shares (other than underwriting discounts and commissions, the fees and disbursements of counsel representing such selling shareholders, and transfer taxes, if any) pursuant to the Securities Act of 1933, as amended.

                         DESCRIPTION OF CAPITAL STOCK

SERIES C PREFERRED SHARES

DISTRIBUTIONS

     The outstanding shares of Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 par value per share, of the Company (the "Series C Preferred Shares") are fully paid and nonassessable. Subject to the preferential rights of the holders of the Company's Series A Senior Cumulative Preferred Stock, $0.01 par value per share ("Series A Preferred Shares"), the Company's 8.5% Series B Cumulative Participating Convertible Preferred Stock, $0.01 par value per share ("Series B Preferred Shares"), and any other shares of preferred stock that rank senior in the payment of distributions to Series C Preferred Shares, the holders of Series C Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of distributions, cumulative preferential distributions payable in cash in an amount per share equal to the greater of (i) the rate of $1.18 per annum per share or (ii) the regular cash distributions (determined on each Series C Preferred Distribution Payment Date referred to below) on the shares of the Company's Common Stock, $0.01 par value per share (the "Common Shares"), or portion thereof, into which a Series C Preferred Share is convertible. The distributions referred to in clause (ii) of the preceding sentence shall equal the number of Common Shares, or portion thereof, into which a Series C Preferred Share is convertible, multiplied by the most current quarterly distribution on a Common Share on or before the applicable Series C Preferred Distribution Payment Date. If the Company pays a regular cash distribution on Common Shares with respect to a Series C Preferred Distribution Period after the date on which the Series C Preferred Distribution Payment Date is declared and the distribution calculated with respect to such Series C Preferred Distribution Period is greater than the distribution previously declared on Series C Preferred Shares with respect to such Series C Preferred Distribution Period, the Company shall pay an additional distribution to the holders of Series C Preferred Shares on the date on which the distribution on Common Shares is paid, in an amount equal to the difference between (y) the distribution calculated pursuant to clause (ii) above and (z) the amount of distributions previously declared on Series C Preferred Shares with respect to such Series C Preferred Distribution Period.

     Distributions with respect to the Series C Preferred Shares are cumulative from the date of original issuance and begin to accrue from the first day of the applicable Series C Preferred Distribution Period, whether or not in any Series C Preferred Distribution Period or Periods there shall be funds of the Company legally available for the payment of such distributions, and shall be payable quarterly, when, as and if declared by the Board of Directors, in arrears on the Series C Preferred Distribution Payment Dates (as defined below). Each such distribution shall be payable in arrears to the holders of record of Series C Preferred Shares as they appear in the records of the Company at the close of business on such record dates, not less than 10 nor more than 50 days preceding such Series C Preferred Distribution Payment Dates, as shall be fixed by the Board of Directors (each, a "Series C Preferred Distribution Payment Date"). Accrued and unpaid distributions for any past Series C Distribution Periods may be declared and paid at any time and for such interim periods, without reference to any regular Series C Distribution Payment Date, to holders of record on such date, not less than 10 nor more than 50 days preceding the payment date thereof, as may be fixed by the Board of Directors. Any distribution payment made on Series C Preferred Shares shall first be credited against the earliest accrued but unpaid distribution due with respect to Series C Preferred Shares which remains payable.

     Distributions payable on Series C Preferred Shares for each full Series C Distribution Period are computed by dividing the annual distribution rate by four. The initial Series C Preferred Distribution Period for any Series C Preferred Shares will include a partial distribution for the period from the applicable initial issue date until the last day of the calendar quarter immediately following such initial issue date. The amount of distributions payable for such period, or any other period shorter than a full Series C Preferred Distribution Period, on the Series C Preferred Shares shall be computed by dividing the number of days in such period by 365 and multiplying the result by the Series C Preferred Shares distribution rate determined as set forth above. Holders of Series C Preferred Shares shall not be entitled to any distributions, whether payable in cash, property or shares, in excess of cumulative distributions, as herein provided, on Series C Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Series C Preferred Shares which may be in arrears.

     So long as any Series C Preferred Shares are outstanding, no distributions, except as described in the immediately following sentence, shall be declared or paid or set apart for payment on any class or series of Parity Shares for any period unless full cumulative distributions have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series C Preferred Shares for all Series C Preferred Distribution Periods terminating on or prior to the Series
C Preferred Distribution Payment Date on such class or series of ranking on a parity to Series C Preferred Shares. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions declared upon Series C Preferred Shares and all distributions declared upon any other class or series of Parity Shares shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on Series C Preferred Shares and accumulated and unpaid on such Parity Shares.

     So long as any Series C Preferred Shares are outstanding, no distributions (other than distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Fully Junior Shares (as defined below)) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Shares (as defined below), nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Shares made for purposes of an employee incentive or benefit plan of the Company or any subsidiary) for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any Junior Shares) by the Company, directly or indirectly (except by conversion into or exchange for Fully Junior Shares), unless in each case (i) the full cumulative distributions on all outstanding Series C Preferred Shares and any other Parity Shares shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past Series C Preferred Distribution Periods with respect to Series C Preferred Shares and all past Series C Preferred Distribution Periods with respect to such Parity Shares and (ii) sufficient funds shall have been or contemporaneously are declared and paid or declared and set apart for the payment of the distribution for the current Series C Preferred Distribution Period with respect to Series C Preferred Shares and the current distribution period with respect to such Parity Shares.

     No distributions on Series C Preferred Shares shall be declared by the Board of Directors or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

    Any class or series of shares of capital stock of the Company shall be deemed to rank on a parity with the Series C Preferred Shares, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per share thereof shall be different from those of the Series C Preferred Shares, if the holders of such class or series and the Series C Preferred Shares shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distribution per share or liquidation preferences, without preference or priority one over the other ("Parity Shares"). As used herein, "Fully Junior Shares" shall mean the Common Shares and any other class or series of shares of capital stock of the Company now or hereafter issued and outstanding over which the Series C Preferred Shares have preference or priority in both (i) the payment of distributions and (ii) the distribution of assets on any liquidation, dissolution or winding up of the Corporation; and "Junior Shares" shall mean the Common Shares and any other class or series of capital stock of the Company now or hereafter issued and outstanding over which the Series C Preferred Shares have preference or priority in the payment of distributions or in the distribution of assets on any liquidation, dissolution or winding up of the Company.

LIQUIDATION RIGHTS

     In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, subject to the prior preferences and other rights of any series of capital stock ranking senior to Series C Preferred Shares upon liquidation, distribution or winding up of the Company (including the Series A Preferred Shares and the Series B Preferred Shares) before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, the holders of the Series C Preferred Shares shall be entitled to receive Thirteen Dollars and Seventy-Five Cents ($13.75) (the "Series C Preferred Liquidation Preference Amount") per Series C Preferred Share plus an amount equal to all distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment; provided, that the distribution payable with respect to the Series C Preferred Distribution Period containing the date of final distribution shall be equal to the greater of (i) the rate of $1.18 per annum per share or (ii) the regular cash distributions on the Common Shares, or portion thereof, into which a Series C Preferred Share is convertible for the preceding Series C Preferred Distribution Period. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of Series C Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series C Preferred Shares and any such other Parity Shares ratably in accordance with the respective amounts that would be payable on such Series C Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. A consolidation or merger of the Company with one or more corporations, real estate investment trusts or other entities, (ii) a sale, lease or conveyance of all or substantially all of the Company's property or business or (iii) a statutory share exchange shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

     Subject to the rights of the holders of shares of any series or class or classes of shares of capital stock ranking on a parity with or prior to Series C Preferred Shares upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of Series C Preferred Shares, the holders of Series C Preferred Shares shall have no other claim to the remaining assets of the Company and any other series or class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of Series C Preferred Shares shall not be entitled to share therein.

REDEMPTION

     Series C Preferred Shares will not be redeemable by the Company prior to August 8, 2007. On and after August 8, 2007, the Company, at its option, may redeem Series C Preferred Shares, in whole at any time or from time to time in part out of funds legally available therefor at a redemption price payable in cash equal to 100% of the Series C Preferred Liquidation Preference Amount per Series C Preferred Share (plus all accumulated, accrued and unpaid distributions). Series C Preferred Shares have no stated maturity and will not be entitled to the benefit of any sinking fund.

     Notwithstanding the foregoing, if full cumulative dividends on the Series C Preferred Shares and any other class or series of Parity Shares of the Company have not been declared and paid or declared and set apart for payment, the Company may not redeem the Series C Preferred Shares and the Company may not purchase or acquire Series C Preferred Shares, other than pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Shares.

     The Company will mail notice of redemption of Series C Preferred Shares not less than 30 nor more than 90 days prior to the redemption date (the "Call Date") to each holder of record of Series C Preferred Shares being redeemed at the address shown on the Company's records. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of Series C Preferred Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places at which certificates for such shares are to be surrendered; (5) the then-current Series C Conversion Price; and (6) that distributions on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless the Company shall fail to make available an amount of cash necessary to effect such redemption), (i) distributions on the Series C Preferred Shares so called for redemption shall cease to accrue,
(ii) such shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Series C Preferred Shares shall cease (except the right to receive the redemption price). If the Company redeems fewer than all the outstanding Series C Preferred Shares, the Company will select the shares to be redeemed by lot or pro rata or by any other method determined by the Company.

VOTING

     Holders of Series C Preferred Shares do not have any voting rights, except as set forth below or as otherwise from time to time required by law.

     Whenever (i) distributions on any Series C Preferred Shares or any series or class of Parity Shares have been in arrears for two consecutive quarters, whether or not earned or declared, or (ii) for two consecutive quarters, the Company fails to pay distributions on the Common Shares in an amount per share at least equal to $0.25 (subject to adjustment if the Conversion Price (as defined below) is adjusted), the number of directors then constituting the Board of Directors shall be increased by one (unless the then current Board of Directors consists of more than 10 directors in which case it shall be increased by two) and the holders of Series C Preferred Shares, together with the holders of shares of every other series or class of Parity Shares (any such other series, the "Voting Preferred Shares"), voting as a single class regardless of series, shall be entitled to elect the one or two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of Series C Preferred Shares and Voting Preferred Shares. Each of such two directors will be elected to serve until the earlier of (i) the election and qualification of such director's successor or (ii) payment of the distribution arrearage for Series C Preferred Shares, Voting Preferred Shares or Common Shares, as the case may be.

     So long as any Series C Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by the Charter, the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of Series C Preferred Shares given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating: (i) any amendment, alteration or repeal of any of the provisions of the Charter or the Bylaws that materially and adversely affects the voting powers, rights or preferences of the holders of Series C Preferred Shares; provided, however, that the amendment of the provisions of the Charter so as to authorize or create or to increase the authorized amount of, any Fully Junior Shares, Junior Shares that are not senior in any respect to the Series C Preferred Shares or any Parity Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series C Preferred Shares; (ii) a share exchange that affects Series C Preferred Shares, a consolidation with or merger of the Company into another entity, or a consolidation with or merger of another entity into the Company, unless in each such case each Series C Preferred Share (a) shall remain outstanding without a material and adverse change to its terms and rights or (b) shall be converted into or exchanged for convertible preferred shares of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption thereof identical to that of a Series C Preferred Share (except for changes that do not materially and adversely affect the holders of Series C Preferred Shares); or (iii) the authorization, reclassification or creation of, or the increase in the authorized amount of, any shares of any class or any security convertible into shares of any class ranking prior to Series C Preferred Shares in the distribution of assets on any liquidation, dissolution or winding up of the Company or in the payment of distributions; provided, however, that no such vote of the holders of Series C Preferred Shares shall be required (x) for the Company in order to sell up to 57,000,000 (before deducting underwriting discounts or commissions) of its Series B Preferred Shares at a price equal to or greater than $22 per share (before deducting underwriting discounts or commissions) as long as no modification has been made to the Charter affecting the rights or privileges of such Series B Preferred Shares, or (y) if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible security is to be made, as the case may be, provision is made for the redemption of all Series C Preferred Shares at the time outstanding to the extent such redemption is authorized by the Charter.

     Each Series C Preferred Share shall have one (1) vote per share, except that when any other series of Preferred Shares shall have the right to vote with Series C Preferred Shares as a single class on any matter, then Series C Preferred Shares and such other series shall have with respect to such matters one (1) vote per $13.75 (or in some cases less) of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the Series C Preferred Shares shall not have any relative, participating, optional or other special voting rights and powers other than as set forth herein, and the consent of the holders thereof shall not be required for the taking of action by the Company.

CONVERSION

     Subject to certain exceptions as set forth in the Charter, holders of Series C Preferred Shares have the right, as provided in the Charter, to convert all or a portion of such shares into the number of fully paid and non-assessable Common Shares obtained by dividing the aggregate liquidation preference of such shares (inclusive of accrued but unpaid distributions) by the Series C Conversion Price (as in effect at the time) by surrendering such shares to be converted. The initial conversion price of the Series C Preferred Shares is equal to $13.75 which represents the initial purchase price of such shares. In the case of Series C Preferred Shares called for redemption, conversion rights will expire at the close of business on the fifth business day immediately preceding the date fixed for redemption.

     In order to exercise the conversion right, the holder of each Series C Preferred Share to be converted shall surrender the certificate representing such share, duly endorsed or assigned to the Company or in blank, at the office of the transfer agent, accompanied by written notice to the Company that the holder thereof irrevocably elects to convert such Series C Preferred Shares. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Series C Preferred Share is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Company demonstrating that such taxes have been paid).

     Holders of Series C Preferred Shares at the close of business on a distribution payment record date shall be entitled to receive the distribution payable on such shares on the corresponding Series C Preferred Distribution Payment Date notwithstanding the conversion thereof following such distribution payment record date and prior to such Series C Preferred Distribution Payment Date. However, Series C Preferred Shares surrendered for conversion during the period between the close of business on any distribution payment record date and the opening of business on the corresponding Series C Preferred Distribution Payment Date (except shares converted after the issuance of notice of redemption with respect to a "call date" (as defined in the Charter) during such period, such Series C Preferred Shares being entitled to such distribution on a Series C Preferred Distribution Payment Date) must be accompanied by payment of an amount equal to the distribution payable on such shares on such Series C Preferred Distribution Payment Date. A holder of Series C Preferred Shares on a distribution payment record date who (or whose transferee) tenders any such shares for conversion into Common Shares on the corresponding Series C Preferred Distribution Payment Date will receive the distribution payable by the Company on such Series C Preferred Shares on such date, and the converting holder need not include payment of the amount of such distribution upon surrender of Series C Preferred Shares for conversion. Except as provided above, the Company shall make no payment or allowance for unpaid distributions, whether or not in arrears, on converted shares or for distributions on Common Shares issued upon such conversion.

     As promptly as practicable after the surrender of certificates for Series C Preferred Shares as aforesaid, the Company shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such shares in accordance with the Charter, and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided below.

     Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series C Preferred Shares shall have been surrendered and such notice shall have been received by the Company as aforesaid (and if applicable, payment of an amount equal to the distribution payable on such shares shall have been received by the Company as described above), and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date and such conversion shall be at the Series C Conversion Price in effect at such time on such date unless the share transfer books of the Company shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Series C Conversion Price in effect on the date on which such shares shall have been surrendered and such notice received by the Company.

     No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of Series C Preferred Shares. Instead of any fractional interest in a Common Share that would otherwise be deliverable upon the conversion of a Series C Preferred Share, the Company shall pay to the holder of such share an amount in cash based upon the current market price of Common Shares on the trading day immediately preceding the date of conversion. If more than one share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series C Preferred Shares so surrendered.

     The number of Series C Preferred Shares or other assets issuable upon conversion and the conversion price are subject to adjustment upon the occurrence of, among other things, the following events: (i) the issuance of Common Shares as a distribution on Common Shares; (ii) the subdivision, combination or reclassification of the outstanding Common Shares, (iii) the issuance to all holders of Common Shares of rights or warrants to subscribe for or purchase Common Shares (or securities convertible into Common Shares) at a price per share less than the then current market price per share, as determined in accordance with the provisions of the Charter; (iv) the distribution to all holders of Common Shares of evidences of indebtedness or assets (including securities, but excluding cumulative cash distributions paid with respect to Common Shares after December 31, 1996 which are not in excess of the following: the sum of (A) the Company's cumulative undistributed Funds from Operations at December 31, 1996, plus (B) the cumulative amount of Funds from Operations, as determined by the Board of Directors, after December 31, 1996, minus (C) the cumulative amount of dividends accrued or paid in respect of the Series C Preferred Shares or any other class or series of preferred stock of the Company after the issue date or rights, options or warrants to subscribe for or purchase any of its securities (excluding those rights, options and warrants issued to all holders of Common Shares entitling them for a period expiring within 45 days after the record date referred to in subparagraph (iii) above to subscribe for or purchase Common Shares, which rights and warrants are referred to in and treated under subparagraph (iii) above); (v) the distribution to all holders of Common Shares of rights or warrants to subscribe for securities (other than those referred to in clause (iii) above); or (vi) the payment of consideration per Common Share with a value greater than the current market price of the Common Shares in a tender offer.

     The Company will not be required to make any adjustment to the Conversion Price unless the adjustment equals 1% or more of the Conversion Price. The Company will carry forward any adjustments not required to be made and take them into account in subsequent adjustments.

     In the event that any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale, transfer or lease of all or substantially all of its assets to another corporation, is effected in such a way that holders of Common Shares will be entitled to receive stock, securities or other assets with respect to or in exchange for Common Shares, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or lease, the holder of Series C Preferred Shares shall have the right immediately to convert such share into the kind and amount of stock, securities or other assets which the holders of such shares would have owned or been entitled to receive immediately after the transaction if such holders had converted such shares immediately before the effective date of the transaction, subject to further adjustment upon the occurrence of the events described above.

FIXED CHARGE COVERAGE; LIMITATION ON ISSUANCE OF ADDITIONAL PREFERRED SHARES AND INDEBTEDNESS

     Without the written consent of the holders of two-thirds of the issued and outstanding Series C Preferred Shares and Series C Preferred Units, collectively, none of the Company, Prime Partnership, or any of their subsidiaries may issue any additional preferred securities of any such entity or incur any indebtedness (other than trade payables or accrued expenses incurred in the ordinary course of business) if, immediately following such issuance and after giving effect to such issuance and the application of the net proceeds therefrom, such entity would be reasonably expected to not satisfy one or both of the following ratios: (i) Total Debt (as defined below) and liquidation value of non-convertible Preferred Shares to total market capitalization of less than .65 to 1.0 or (ii) Consolidated EBITDA (as defined below) to Consolidated Fixed Charges (as defined below) of at least
1.4 to 1.0. In the event that the Company fails to satisfy one or both of the above tests for two consecutive quarters, the holders of Series C Preferred Shares and Series C Preferred Units shall have the right to require that the Company, to the extent that the Company shall have funds legally available therefor, repurchase any or all of each holder's Series C Preferred Shares and Series C Preferred Units at a repurchase price payable in cash in an amount equal to 100% of the liquidation preference thereof, plus accrued and unpaid distributions whether or not declared, if any (the "Repurchase Payment"), to the date of repurchase or the date payment is made available (the "Repurchase Date"), pursuant to the offer described below (the "Repurchase Offer").

     Within 15 days following the second consecutive quarter that the Company fails to satisfy one or both of the tests set forth above, the Company shall mail by first class mail or overnight courier a notice to all holders of Series C Preferred Shares and Series C Preferred Units stating (i) that the Company failed to satisfy one or both of the tests (naming the test(s) failed), (ii) that the holders of Series C Preferred Shares and Series C Preferred Units have the right to require the Company to repurchase any or all Series C Preferred Shares and Series C Preferred Units then held by such holder in cash, (iii) the date of repurchase (which shall be a business day, no earlier than 120 days and no later than 150 days from the date such notice is mailed, or such later date as may be necessary to comply with the requirements of the Exchange Act), (iv) the repurchase price for the repurchase and (v) the instructions determined by the Company, consistent with the Charter, that the holder must follow in order to have its Series C Preferred Shares and Series C Preferred Units repurchased.

     On the Repurchase Date, the Company will, to the extent lawful, accept for payment Series C Preferred Shares and Series C Preferred Units or portions thereof tendered pursuant to the Repurchase Offer and promptly mail by first class mail or overnight courier or by wire transfer of immediately available funds to the holder of Series C Preferred Shares and Series C Preferred Units, as directed by such holder, payment in an amount equal to the Repurchase Payment in respect of all Series C Preferred Shares and Series C Preferred Units or portions thereof so tendered.

     Notwithstanding anything else herein, to the extent they are applicable to any Repurchase Offer, the Company will comply with any federal and state securities laws, rules and regulations and all time periods and requirements shall be adjusted accordingly.

     For purposes of the tests described above, "Consolidated EBITDA" means the consolidated net income of the Company (before extraordinary income or gains) plus (i) all income and state franchise taxes paid or accrued by the Company, (ii) all interest expense paid or accrued by the Company, (iii) depreciation and depletion, (iv) amortization, and (v) any other non-cash charges or discretionary prepayment penalties deducted from consolidated net income. For purposes of such tests, "Consolidated Fixed Charges" means the sum of (i) interest expense paid or accrued by the Company, (ii) preferred share distributions required to be paid by the Company (whether or not declared or paid), and (iii) regularly scheduled amortization of principal amounts due or indebtedness (other than any balloon payments at maturity). In addition, for purposes of such tests, "Total Debt" means the sum of any indebtedness, except any such balance that constitutes an accrued expense or trade payable, and also includes, to the extent not otherwise included, the guarantee of items which would be included within this definition.

RANKING

     Any class or series of shares of capital stock of the Company shall be deemed to rank: (a) prior to the Series C Preferred Shares, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, if the holders of such class or series shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Series C Preferred Shares; (b) on a parity with the Series C Preferred Shares, as to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per share thereof shall be different from those of the Series C Preferred Shares, if the holders of such class or series and the Series C Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid distributions per share or liquidation preferences, without preference or priority one over the other; (c) junior to the Series C Preferred Shares, as to the payment of distributions or as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be junior shares; and (d) junior to the Series C Preferred Shares, as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if such class or series shall be junior shares.

TRANSFER AGENT

     The transfer agent and registrar for the Series C Preferred Shares is the Company.

COMMON SHARES

     The outstanding Common Shares are fully paid and nonassessable. Subject to the preferential rights of any other shares or series of shares and to the provisions of the Charter regarding preferred shares, including Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Excess Stock, par value $0.01 per share ("Excess Shares"), holders of Common Shares are entitled to receive distributions on such shares if, as and when authorized and declared by the Company's Board of Directors out of assets legally available therefor and to share ratably in the assets of legally available for distribution to the stockholders in the event of the liquidation, dissolution or winding-up of after payment of, or adequate provision for, all known debts and liabilities of the Company.

     The Company will not terminate the Company's status as a REIT without the affirmative vote or consent of the holders of at least a majority of the shares of Series A Preferred Shares, Series B Preferred Shares, the Series C Preferred Shares and Common Shares outstanding at the time, voting together as a single class, given in person or by proxy, either in writing or at a meeting.

     Subject to the provisions of the Charter regarding Excess Shares, Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as otherwise required by law or except as provided with respect to any other class or series of shares, the holders of such shares will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding Common Shares can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

     Holders of Common Shares have no conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of the Company.

     Subject to the provisions of the Charter regarding Excess Shares, shares of a particular class of issued Common Shares have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights.

     The transfer agent and registrar for the Common Shares is American Stock Transfer & Trust Company.

     The Common Shares are listed on the NYSE under the trading symbol "PRT."

RESTRICTIONS ON OWNERSHIP AND TRANSFER

     The Charter contains certain restrictions on the number of shares of capital stock, defined to include all classes of capital stock that the Company shall have authority to issue, including Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Common Shares, that shareholders may own. For the Company to continue to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities other than, in general, qualified domestic pension funds) at any time during the last half of a taxable year other than the first taxable year for which the election to be taxed as a REIT has been made. The capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because the Company intends to continue to qualify as a REIT, the Charter contains restrictions on the ownership and transfer of capital stock.

     Subject to certain exceptions specified in the Charter, no holder may own, either directly or constructively under the applicable attribution rules of the Code, more than 9.9% of the outstanding Common Shares (the "Common Ownership Limit"). The Common Ownership Limit will not apply, however, to holders of Common Shares who acquire Common Shares in excess of the Common Ownership Limit solely by reason of the conversion of Series B Preferred Shares owned by such holder into Common Shares; provided, however, that no such holder may own an interest in any tenant under any lease of real property owned, in whole or in part, directly or indirectly by the Company, which exceeds, in the case of a tenant that is a corporation, 9.9% of the total voting stock of such tenant or 9.9% of the total number of shares of all classes of stock of such tenant, or, in the case of a tenant that is not a corporation, a 9.9% interest in the assets or net profits of such tenant.

     Notwithstanding any of the foregoing ownership limits, no holder may own or acquire, either directly or constructively under the applicable attribution rules of the Code, any shares of any class of the Company's capital stock if such ownership or acquisition (i) would cause more than 50% in value of the Company's outstanding stock to be owned, either directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain tax-exempt entities, other than, in general, qualified domestic pension funds), (ii) would result in the Company's shares being beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or
(iii) would otherwise result in the Company failing to qualify as a REIT.

     The Board of Directors may, subject to the receipt of certain representations as required by the Charter and a ruling from the IRS or an opinion of counsel satisfactory to it, waive the ownership restrictions with respect to a holder if such waiver will not jeopardize the Company's status as a REIT. In addition, under the Charter, certain parties will not be subject to the Common Ownership Limit in the event such parties (i) deliver to the Board of Directors either a ruling from the IRS or an opinion from nationally recognized tax counsel that such ownership will result in no individual (as defined in the Code) beneficially or constructively owning in excess of 9.9% of the outstanding Common Shares and (ii) represent to the Board of Directors that it does not and will not own more than a 9.9% interest in any tenant of the Company.

     If any shareholder purports to transfer capital stock to a person and either the transfer would result in the Company failing to qualify as a REIT, or such transfer would cause the transferee to hold capital stock in excess of an applicable ownership restriction, the purported transfer shall be null and void, the intended transferee will acquire no rights or economic interest in the capital stock, and the stockholder will be deemed to have transferred the capital stock to the Company in exchange for Excess Shares of the same class or classes as were purportedly transferred, which Excess Shares will be deemed to be held by the Company as trustee of a trust for the exclusive benefit of the person or persons to whom the shares can be transferred without violating the ownership restrictions. In addition, if any person owns, either directly or under the applicable attribution rules of the Code, shares of capital stock in excess of an applicable ownership restriction, such person will be deemed to have exchanged the shares of capital stock that cause the applicable ownership restriction to be exceeded for an equal number of Excess Shares of the appropriate class, which will be deemed to be held by the Company as trustee of a trust for the exclusive benefit of the person or persons to whom the shares can be transferred without violating the ownership restrictions. A person who holds or transfers shares such that shares of capital stock shall have been deemed to be exchanged for Excess Shares will not be entitled to vote Excess Shares and will not be entitled to receive any distributions (any distribution paid on shares of capital stock prior to the discovery by the Company that such shares have been deemed exchanged for Excess Shares shall be repaid to the Company upon demand, and any distribution declared but unpaid shall be rescinded). Such person shall have the right to designate a transferee of such Excess Shares so long as consideration received for designating such transferee does not exceed a price (the "Limitation Price") that is equal to the lesser of (i) in the case of a deemed exchange for Excess Shares resulting from a transfer, the price paid for the shares in such transfer or, in the case of a deemed exchange for Excess Shares resulting from some other event, the fair market value, on the date of the deemed exchange, of the shares deemed exchanged, or (ii) the fair market value of the shares for which such Excess Shares will be deemed to be exchanged on the date of the designation of the transferee (or, in the case of a purchase by the Company, on the date the Company accepts the offer to sell). For these purposes, fair market value on a given date is determined by reference to the average closing price for the five preceding days. Excess Shares so transferred will automatically be deemed re-exchanged for the appropriate shares of capital stock. In addition, the Company will have the right to purchase Excess Shares for a period of 90 days at a price equal to the Limitation Price.

     If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decisions, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

     All certificates representing shares of capital stock will bear a legend referring to the restrictions described above.

     Every owner of more than 5% (or such lower percentage as required by the Code or Treasury Regulations thereunder) of the issued and outstanding Series A Preferred Shares, Series B Preferred Shares or Common Shares must file a written notice with the Company containing the ownership information specified in the Charter no later than January 30 of each year. Under current Treasury Regulations, the ownership percentage threshold will be between one-half of 1% and 5%, depending upon the number of record holders of the Company's capital stock. Further, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such shareholder's direct, indirect and constructive ownership of such capital stock on the Company's status as a REIT.

     The foregoing ownership limitations may have the effect of precluding acquisition of control of the Company without the consent of the Board of Directors, and, consequently, stockholders may be unable to realize a premium for their shares over the then-prevailing market price which is customarily associated with such acquisitions.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following discussion summarizes the material federal income tax considerations of the ownership of Offered Shares to shareholders of the Company. The following discussion was prepared based on consultation with Winston & Strawn, special tax counsel to the Company. In the opinion of Winston & Strawn, the following discussion, to the extent it constitutes matters of law or legal conclusions, is accurate in all material respects. Opinions of counsel are not binding on the IRS. Thus, there can be no assurance that the IRS or a court will agree with the following discussion and positions described therein, or that the IRS or a court will not seek to challenge such positions, which challenge may be sustained.

     The information set forth below is based on current provisions of the Code, final, temporary and proposed regulations promulgated thereunder (such regulations are hereafter referred to as the "Treasury Regulations"), current administrative interpretations, and court decisions as of the date hereof.
No assurance can be given that future legislation, Treasury Regulations, administrative interpretations, and court decisions will not change the law, and thereby affect the accuracy of this discussion. Any such change in law could apply retroactively. This discussion does not constitute tax advice to any person. The discussion contained herein does not address all aspects of federal income taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders (including, without limitation, insurance companies, financial institutions, broker-dealers, persons whose functional currency is other than the United States dollar, persons who hold the Offered Shares as part of a straddle, hedging, or conversion transaction or, except as specifically described herein, tax-exempt entities and foreign persons) who are subject to special treatment under the federal income tax laws. In addition, this discussion is generally limited to investors who will hold the Offered Shares as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code.

     The following summary is not intended to be comprehensive. Except where indicated, the discussion below describes general federal income tax considerations applicable to individuals who are citizens or residents of the United States, and therefore has limited application to other holders.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OR IT OF THE ACQUISITION, OWNERSHIP AND SALE OF OFFERED SHARES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS. THE FOLLOWING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING.

                            TAXATION OF THE COMPANY

     For any taxable year in which the Company qualifies as a REIT, it generally will not be subject to federal corporate income tax on that portion of its REIT taxable income or capital gain which is currently distributed to its shareholders. The REIT provisions of the Code generally allow a REIT to deduct dividends paid to its shareholders in calculating its taxable income. This deduction for dividends paid to shareholders substantially eliminates the "double taxation" on earnings (at both the corporate and shareholder levels) that generally results from the use of corporate investment vehicles.

Even if the Company continues to qualify for taxation as a REIT, it may be subject to federal income tax in certain circumstances. First, the Company will be taxed at regular corporate rates on any undistributed "REIT taxable income" and undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the corporate "alternative minimum tax" on its items of tax preference, if any. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, the Company will be subject to tax on such income at the highest regular corporate rate (currently 35%). Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintains its qualification as a REIT because certain other requirements are met, the Company will be subject to a 100% tax on the greater of the amount by which the Company fails the 75% or the 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute for each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. However, to the extent the Company elects to retain and pay income tax on net long-term capital gains it received during the year such amounts will be treated as having been distributed for purposes of the 4% excise tax. Finally, if the Company acquires any asset from a C corporation (i.e., generally a corporation subject to full corporate level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company subsequently recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company, then, pursuant to guidelines issued by the IRS, the C corporation from which the Company acquired the asset will be taxable on the amount of gain that would have been realized if the C corporation had liquidated on the last day before the date on which the Company acquired the asset. Alternatively, the Company may elect, in lieu of the treatment described above, to be subject to tax at the highest regular corporate tax rate on the excess, if any, of (i) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (ii) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (i.e., the "built-in gain"). The Company also will be taxed on any built-in gains during the Recognition Period attributed to the disposition of assets of an acquired corporation which is a "qualified REIT subsidiary."

     If the Company invests in properties in foreign countries, the Company's profits from such investments will generally be subject to tax in the countries where such properties are located. The precise nature and amount of any such taxation will depend on the laws of the countries where the properties are located. If the Company satisfies the annual distribution requirements for qualification as a REIT and is therefore not subject to federal corporate income tax on that portion of its ordinary income and capital gain that is currently distributed to its shareholders, the Company will generally not be able to recover the cost of any foreign tax imposed on profits from its foreign investments by claiming foreign tax credits against its U.S. tax liability on such profits. Moreover, a REIT is not able to pass foreign tax credits through to its shareholders.

                        REQUIREMENTS FOR QUALIFICATION

     In order to qualify as a REIT, the Company must have met and continue to meet the requirements, discussed below, relating to the Company's organization, the sources of its gross income, the nature of its assets, and the level of distributions to its shareholders.

     ORGANIZATIONAL REQUIREMENTS

     The Code requires that a REIT be a corporation, trust, or association:

     (i)    which is managed by one or more trustees or directors;

     (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

     (iii) which would be taxable as a domestic corporation but for compliance with the REIT Requirements;

     (iv) which is neither a financial institution nor an insurance company subject to certain special provisions of the Code;

     (v)    which uses the calendar year as its taxable year;

     (vi)   the beneficial ownership of which is held by 100 or more persons;

     (vii) at any time during the last half of each taxable year not more than 50% in value of the outstanding stock or shares of beneficial interest of which is owned, directly or indirectly through the application of certain attribution rules, by or for five or fewer individuals (as defined in the Code to include certain tax-exempt entities other than, in general, qualified domestic pension funds);

     (viii) files or has filed with its tax return an election to be a REIT and such election has not been terminated or revoked; and

     (ix) which meets certain other tests, described below, regarding the nature of its income and assets and distribution requirements.

The Code provides that conditions (i) through (v), inclusive, must be met during the entire taxable year and that condition (vi) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.

     SHARE OWNERSHIP TEST. Shares of beneficial interest of the Company must be held by a minimum of 100 persons for at least 335 days of a taxable year that is 12 months, or during a proportionate part of a taxable year of less than 12 months. In addition, no more than 50% in value of the shares of beneficial interest of the Company may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals during the last half of each taxable year (other than the first taxable year for which the REIT election is made). The Company believes that it has satisfied both of these tests, and that it will continue to do so. In order to help comply with the second of these tests, the Company has placed certain restrictions on the transfer of Common Shares and its preferred shares that are intended to prevent further concentration of share ownership. See "Description of Capital Stock -Restrictions on Ownership and Transfer."

     OWNERSHIP OF A PARTNERSHIP INTEREST. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership corresponding to the REIT's capital interest in such partnership and is deemed to earn such proportionate share of the income of the partnership. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of the REIT Requirements, including satisfying the gross income tests and the asset tests.
Accordingly, the Company's proportionate share of the assets, liabilities and items of income of Prime Partnership, including the Prime Partnership's proportionate share of the assets, liabilities and items of income of each Property Partnership, are treated as assets, liabilities and items of income of the Company for purposes of applying the REIT Requirements, provided that the Prime Partnership and each of the Property Partnerships are treated as partnerships for federal income tax purposes.

     QUALIFIED REIT SUBSIDIARY. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," within the meaning of section 856(i) of the Code, that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary are treated as assets, liabilities and such items of the REIT itself. A "qualified REIT subsidiary" is a corporation all of the capital stock of which is owned by the REIT. However, if an existing corporation is acquired by a REIT and becomes a "qualified REIT subsidiary" of such REIT, all of its pre-acquisition earnings and profits must be distributed before the end of the REIT's taxable year. Any corporation formed directly by the Company to act as a general partner in any of the Property Partnerships will be a "qualified REIT subsidiary" and thus all of such subsidiary corporation's assets, liabilities, and items of income, deduction, and credit will be treated as assets, liabilities, and items of income, deduction and credit of the Company.

     ASSET TESTS. At the close of each quarter of its taxable year, the Company also must satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets, including its allocable share of assets held by the Prime Partnership and each Property Partnership in which the Prime Partnership is a partner, must be represented by real estate assets (which for this purpose includes stock or debt instruments held for not more than one year purchased with proceeds of a stock offering or a long-term (at least five years) debt offering of the Company), cash, cash items and U.S. government securities. Second, not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities. By virtue of its partnership interest in Prime Partnership, the Company will be deemed to own for purposes of the three asset tests its pro rata share of the assets of Prime Partnership, and the assets of each Property Partnership in which Prime Partnership is a partner. Prime Partnership or the Company owns equity interests in corporations other than qualified REIT subsidiaries. The Company does not believe that its direct or pro rata share of the stock or securities of such corporations exceeds 5% of the total value of the Company's assets or constitutes more than 10% of any one issuer's outstanding voting securities. No independent appraisals, however, will be obtained to support this conclusion.

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy any of the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance.

     INCOME TESTS. To maintain its qualification as a REIT, the Company must satisfy two gross income requirements annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest, and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent received or accrued with respect to any property must not be based in whole or in part on the income or profits derived by any person from such property, although an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or gross sales. Rents received from a tenant that are based on the tenant's income from the property will not be treated as rents based on income or profits and thus excluded from the term "rents from real property" if the tenant derives substantially all of its income with respect to such property from the leasing or subleasing of substantially all of such property, provided that the tenant receives from subtenants only amounts that would be treated as rents from real property if received directly by a REIT. Second, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from whom the REIT derives no income. However, the Company (or its affiliates) are permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered for the convenience of the occupant of the property. A DE MINIMIS exception allows a REIT to provide non-customary services to its tenants and not disqualify income as rents from real property so long as the value of the impermissible services does not exceed 1% of the gross income for the property. For these purposes, the amount the Company receives that is attributable to impermissible services may not be valued at less than 150% of the Company's direct cost of providing these services.

     Substantially all of the gross income of the Company is attributable to investments in real property and specifically to rents attributable to and gains from the disposition of real property. The Company believes that it does not receive rents based on the net income or profits of a tenant. Moreover, the Company believes that it does not receive rents in excess of a DE MINIMIS amount from a Related Party Tenant. The Company also believes that it does not receive any rent attributable to personal property leased in connection with a lease of real property that exceeds 15% of the total rents received under any such lease.

     Prime Partnership provides certain services with respect to the Properties, but does not satisfy the "independent contractor" requirements described above. To the extent necessary to preserve the Company's status as a REIT, Prime Partnership will arrange to have services provided by independent contractors from whom the Company or Prime Partnership does not derive or receive any income.

     Prime Partnership also receives fees in exchange for the performance of certain usual and customary services relating to properties not owned entirely by Prime Partnership. The ratable portion of these fees attributable to the part of the property not owned by Prime Partnership does not constitute qualifying income under the 75% or 95% gross income tests. The remainder of these fees is ignored under the 75% and 95% gross income test so long as the Company has a significant interest in such property. The Company believes that the aggregate amount of such nonqualifying fees (and any other nonqualifying income) in any taxable year will not exceed the limits on nonqualifying income under the gross income tests described above.

     Should the potential amount of nonqualifying income in the future create a risk as to the qualification of the Company as a REIT, the Company intends to take action to avoid not qualifying as a REIT. The Company may for instance transfer certain nonqualifying activities to a taxable corporation from which it would receive dividends. If this should occur, Prime Partnership would be entitled to receive dividends as a stockholder of such corporation. The amount of dividends available for distribution to the Company would be reduced below the comparable amount of fee income that would otherwise be received by Prime Partnership because such a corporation would be subject to a corporate level tax on its taxable income, thereby reducing the amount of cash available for distribution. Furthermore, the Company would be required to structure the stock interest owned by Prime Partnership in such a corporation to ensure that the various asset tests described above were not violated (i.e., Prime Partnership would not own more than 10% of the voting securities of such corporation and the value of the stock interest would not exceed 5% of the value of the Company's total assets).

     If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if (i) the Company's failure to meet such test(s) was due to reasonable cause and not due to willful neglect,
(ii) the Company reported the nature and amount of each item of its income included in the test(s) for such taxable year on a schedule attached to its return, and (iii) any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally earns exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. Even if these relief provisions apply, the Company will still be subject to a 100% tax on the greater of the amount by which the Company failed the 75% or the 95% test, multiplied by a fraction intended to reflect the Company's profitability.

     ANNUAL DISTRIBUTION REQUIREMENTS. The Company, in order to qualify as a REIT, is required to make dividend distributions (other than capital gain dividends) to its shareholders each year in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. A distribution which is not pro rata within a class of beneficial interest entitled to a dividend or which is not consistent with the rights to distributions between classes of beneficial interest (a "preferential dividend") is not taken into consideration for the purpose of meeting the distribution requirement. Accordingly, the payment of a preferential dividend could affect the Company's ability to meet this distribution requirement.

     To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if the Company should fail to distribute for each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, plus (iii) any undistributed taxable income from prior periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. However, to the extent the Company elects to retain and pay income tax on net long-term capital gains it received during the year such amounts will be treated as having been distributed for purposes of the 4% excise tax.

     The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause Prime Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that the Company may not have sufficient cash or other liquid assets to meet the 95% dividend requirement due to, for example, the payment of principal on debt or to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand. The Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, will borrow funds (or cause Prime Partnership or other of its subsidiaries to borrow funds) in order to satisfy the distribution requirement.

     FAILURE TO QUALIFY. If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the IRS upon audit, the Company may retroactively cure the failure by paying "deficiency dividends" to its shareholders in a later year, which may then be included in the Company's deduction for dividends paid for the earlier year. The Company may thus be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify as a REIT will not be required and, if made, will not be deductible by the Company. As a result, the Company's failure to qualify as a REIT will reduce the cash available for distribution by the Company to its shareholders. In addition, if the Company fails to qualify as a REIT, all distributions to the Company's shareholders will be taxable as ordinary dividend income to the extent of the Company's then current and accumulated earnings and profits, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be ineligible for qualification as a REIT during the four taxable years following the year during which qualification was lost. It is not possible to determine whether the Company would be entitled to such statutory relief in all circumstances.

                        TAXATION OF THE COMPANY'S SHAREHOLDERS

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As used herein, the term "U.S. Shareholder" means a holder of Offered Shares who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (iv) is an estate subject to taxation in the United States, regardless of its source of income.

     As long as the Company qualifies as a REIT, distributions made to the Company's U.S. Shareholders with respect to their shares out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for such shareholders that are corporations. Dividends that are designated as capital gain dividends generally will be taxed as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its Offered Shares (as defined in this Prospectus under the section entitled "Plan of Distribution"). However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the holder of Offered Shares, reducing the tax basis of such shareholder's securities by the amount of such distribution (but not below zero), with distributions in excess of the shareholder's tax basis taxable as capital gains (if the securities are held as a capital asset). There can be no assurance, however, that the Company will have sufficient earnings and profits to cover all distributions on any Offered Shares, so that none of the distributions represent a return of capital. In addition, any dividend declared by the Company in October, November or December of any year and payable to a shareholder of record on a specific date in any such month will be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Holders of Offered Shares may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     For taxable years of the Company that begin on or after January 1, 1998, the Company may elect to retain and pay income tax on its net long-term capital gain attributable to such taxable year. If the Company makes this election, its shareholders will be required to include in their income as long-term capital gain their proportionate share of such amount so designated by the Company. A shareholder will be treated as having paid his or her share of the tax paid by the Company in respect of such amount so designated by the Company, for which such shareholder will be entitled to a credit. Additionally, each shareholder's adjusted basis in its shares of the Company will be increased by the excess of the amount so includible in income over the tax deemed paid on such amount. The Company must pay tax on its designated long-term capital gain within 30 days of the close of any taxable year in which it designates long-term capital gain pursuant to this rule, and it must mail a written notice containing the relevant tax information to its shareholders within 60 days of the close of the taxable year.

     Upon any sale or other disposition of Offered Shares, the holder will generally recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition, and (ii) the holder's adjusted basis in the shares. Such gain or loss will generally be capital gain or loss. The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against noncorporate taxpayers' ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward indefinitely by noncorporate taxpayers. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

     The Internal Revenue Service Restructuring and Reform Act of 1998 (the "1998 Act"), which was recently passed by Congress and signed into law by the President, alters the holding period for taxation of capital gain income for individuals (and for certain trusts and estates). Pursuant to the Taxpayer Relief Act of 1997 (the "1997 Act"), gain from the sale or exchange of certain investments held for more than 18 months was taxed at a maximum capital gain rate of 20%. Gain from the sale or exchange of those investments held for 18 months or less, but for more than one-year, was taxed at a maximum capital gain rate of 28%. The 1997 Act also provided for a maximum rate of 25% for "unrecaptured section 1250 gain" recognized on the sale or exchange of certain real estate assets. Pursuant to the 1998 Act, property held for more than one-year (rather than 18 months) will be eligible for the 20% and 25% capital gains rates discussed above. The 1998 Act applies to amounts taken into account on or after January 1, 1998. On November 10, 1997, the IRS issued Notice 97-64, which provided generally that the Company may classify portions of its designated capital gain dividends as (i) a 20% rate gain distribution (which would be taxed as capital gain in the 20% group),
(ii) an unrecaptured Section 1250 gain distribution (which would be taxed as capital gain in the 25% group), or (iii) a 28% rate gain distribution (which would be taxed as capital gain in the 28% group). Under Notice 97-64, if no designation is made, the entire designated capital gain dividend will be treated as a 28% rate capital gain distribution. Notice 97-64 provides that a REIT must determine the maximum amounts which it may designate as 20% and 25% rate capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income was subject to a marginal tax rate of at least 28%. Notice 97-64 has not yet been modified to incorporate the changes made to holding periods under the 1998 Act.

     In general, any loss upon a sale or other disposition of securities by a shareholder who has held such securities for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company received by such shareholder were required to be treated by such holder of Offered Shares as long-term capital gains.

TAXATION OF HOLDERS OF SERIES C PREFERRED SHARES

   REDEMPTION OF SERIES C PREFERRED SHARES

     A redemption of Series C Preferred Shares will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of the Company's current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it
(i) is "substantially disproportionate" with respect to the holder,
(ii) results in a "complete termination" of the holder's stock interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares of stock (including Common Shares and other equity interest in the Company) considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of stock actually owned by the holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Series C Preferred Shares depends upon the facts and circumstances at the time that the determination must be made, prospective holders of Series C Preferred Shares are advised to consult their own tax advisors to determine such tax treatment.

     If a redemption of shares of Series C Preferred Shares is not treated as a distribution taxable as a dividend to a particular holder, it will be treated, as to that holder, as a taxable sale or exchange. As a result, such holder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of the Company's current and accumulated earnings and profits), and (ii) the holder's adjusted basis in the Series C Preferred Shares for tax purposes. Such gain or loss will be capital gain or loss if the Series C Preferred Shares have been held as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year.

     If a redemption of Series C Preferred Shares is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed shares of Series C Preferred Shares for tax purposes will be transferred to the holder's remaining shares of stock in the Company, if any. If the holder owns no other shares of stock in the Company, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

   CONVERSION OF SERIES C PREFERRED SHARES INTO COMMMON SHARES

      In general, no gain or loss will be recognized for Federal income tax purposes upon conversion of the Series C Preferred Shares solely into Common Shares. The basis that a holder will have for tax purposes in the shares of Common Shares received upon conversion will be equal to the adjusted basis of such holder in the shares of Series C Preferred Shares so converted, and, provided that the Series C Preferred Shares were held as a capital asset, the holding period for the shares of Common Shares received would include the holding period for the shares of Series C Preferred Shares converted. A holder will, however, recognize gain or loss on the receipt of cash in lieu of fractional shares of Common Shares in an amount equal to the differences between the amount of cash received and the holder's adjusted basis in such fractional shares for tax purposes. Futhermore, under certain circumstances, a holder of shares of Series C Preferred Shares may recognize gain or dividend income to the extent there are dividends in arrears on such shares at the time of conversion into Common Shares.

  ADJUSTMENTS TO CONVERSION PRICE

      Adjustments in the conversion price (or the failure to make such adjustments) pursuant to the antidilution provisions of the Series C Preferred Shares or otherwise may result in constructive distributions to the holders of Series C Preferred Shares that could, under certain circumstances, be taxable to them as dividends pursuant to Section 305 of the Code. If such a constructive distribution were to occur, a holder of Series C Preferred Shares could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are not subject to federal income tax except to the extent of their receipt of "unrelated business taxable income" as defined in Section 512(a) of the Code ("UBTI"). Distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its securities with "acquisition indebtedness" within the meaning of the Code and the securities are not otherwise used in an unrelated trade or business of the tax-exempt entity. In addition, certain pension trusts that own more than 10% of a "pension-held REIT" may be required to report a portion of the distribution that they receive from such a REIT as UBTI. The Company does not expect the Company to be treated as a pension-held REIT for purposes of this rule. However, because the shares of the Company will be publicly traded, no assurance can be given that the Company is not or will not become a pension-held REIT.

TAXATION OF NON-U.S. SHAREHOLDERS

     The following is a discussion of certain anticipated U.S. federal income tax consequences of the ownership and disposition of Offered Shares applicable to Non-U.S. Shareholders of such securities. Non-U.S. Shareholders include all holders other than U.S. Shareholders as defined above. This summary discussion is based on current law and is for general information only. NON-U.S. HOLDERS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN LEGAL AND TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, AND LOCAL INCOME TAX AND OTHER CONSEQUENCES OF CONTINUING TO HOLD THEIR SHARES.

     In general, Non-U.S. Shareholders are subject to regular United States income tax with respect to their investment in Offered Shares in the same manner as a U.S. Shareholder if such investment is "effectively connected" with the Non-U.S. Shareholder's conduct of a trade or business in the United States. A corporate Non-U.S. Shareholder that receives income with respect to its investment in Offered Shares that is (or is treated as) effectively connected with the conduct of a trade or business in the United States also may be subject to the 30% branch profits tax imposed by the Code, which is payable in addition to regular United States corporate income tax. The following discussion addresses only the United States taxation of Non-U.S. Shareholders whose investment in Offered Shares is not effectively connected with the conduct of a trade or business in the United States.

     ORDINARY DIVIDENDS. Distributions made by the Company that are not attributable to gain from the sale or exchange by the Company of United States real property interests and that are not designated by the Company as capital gain dividends will be treated as ordinary income dividends to the extent made out of current or accumulated earnings and profits of the Company. Generally, such ordinary income dividends will be subject to United States withholding tax at the rate of 30% on the gross amount of the dividend paid unless reduced or eliminated by an applicable United States income tax treaty. The Company currently expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless a lower treaty rate applies and the Non-U.S. Shareholder has filed an appropriate IRS Form with the Company, certifying the Non-U.S. Shareholder's entitlement to treaty benefits. The IRS has issued final regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders. These regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 1999. The Company will withhold in accordance with these new regulations when they become effective.

     NON-DIVIDEND DISTRIBUTIONS. Unless Offered Shares constitute a United States Real Property Interest (a "USRPI"), distributions made by the Company in excess of its current and accumulated earnings and profits will be treated first as a tax-free return of capital to each Non-U.S. Shareholder, reducing the adjusted basis which such Non-U.S. Shareholder has in his Offered Shares for U.S. tax purposes by the amount of such distribution (but not below zero), with distributions in excess of a Non-U.S. Shareholder's adjusted basis in his shares being treated as gain from the sale or exchange of such shares, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of the Company's current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to a dividend distribution. However, the Non-U.S. Shareholder may seek a refund from the IRS of any amount withheld if it is subsequently determined that such distribution was, in fact, in excess of the Company's then current and accumulated earnings and profits.

     If Offered Shares constitute a USRPI, such distributions will be subject to 10% withholding and taxed pursuant to the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at a rate of 35% to the extent such distributions exceed a Non-U.S. Shareholder's basis in its Offered Shares. The Offered Shares will not constitute a USRPI so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which, at all times during a specified testing period, less than 50% in value of its stock or beneficial interests are held directly or indirectly by Non-U.S. Shareholders. The Company believes that it will be a "domestically controlled REIT," and therefore that the Offered Shares will not be treated as USRPI's under FIRPTA. However, because the Offered Shares will be publicly traded, no assurance can be given that the Company is or will continue to be a "domestically-controlled REIT."

     If the Company did not constitute a "domestically-controlled REIT," the Offered Shares would be treated as USRPI's subject to United States taxation under FIRPTA unless (i) the Offered Shares are "regularly traded" (as defined in the applicable Treasury Regulations) and (ii) the Non-U.S. Shareholder's interest (after application of certain constructive ownership rules) in the Company is 5.0% or less at all times during the five years preceding the sale or exchange.

     CAPITAL GAINS DIVIDENDS. As long as the Company continues to qualify as a REIT, distributions made by the Company that are attributable to gain from the sale or exchange by the Company of any USRPI will be taxed to a Non-U.S. Shareholder under FIRPTA. Under FIRPTA, such distributions are taxed to a Non-U.S. Shareholder as if such distributions were gains "effectively connected" with the conduct of a trade or business in the United States. Accordingly, a Non-U.S. Shareholder will be taxed on such distributions at the same capital gain rates applicable to U.S. Shareholders (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA also may be subject to the 30% branch profits tax in the case of a corporate Non-U.S. Shareholder that is not entitled to treaty relief or exemption. The Company will be required to withhold tax from any distribution to a Non-U.S. Shareholder that could be designated by the Company as a USRPI capital gain dividend in an amount equal to 35% of the gross distribution. The amount of tax withheld is fully creditable against the Non-U.S. Shareholder's FIRPTA tax liability, and if such amount exceeds the Non-U.S. Shareholder's federal income tax liability for the applicable taxable year, the Non-U.S. Shareholder may seek a refund of the excess from the IRS. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding.

     Pursuant to Treasury Regulations effective through December 31, 1999, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding requirements discussed above and the applicability of any treaty rate. Under revised Treasury Regulations effective January 1, 2000, different presumptions and procedures apply to determine whether or not a dividend is subject to withholding and whether a possibly reduced treaty rate of withholding is available. In addition, new rules apply to dividends to foreign entities, including partnerships and other pass-through entities. Distributions in excess of current or accumulated earnings and profits of the Company to a Non-U.S. Shareholder may, to the extent they are not subject to 30% withholding or are subject to a lower treaty rate, may nevertheless be subject to separate withholding at a rate of 10% under the rules of Code Section 1445. NON-U.S. SHAREHOLDERS SHOULD DISCUSS THESE NEW COMPLEX WITHHOLDING RULES WITH THEIR TAX ADVISORS.

DISPOSITIONS OF SECURITIES. Unless securities constitute a USRPI, a sale of securities by a Non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. The securities will not constitute a USRPI if the Company is a "domestically controlled REIT." As discussed above, the Company believes that it will be a domestically controlled REIT, and therefore, the sale of securities by a Non-U.S. holder will not be subject to taxation under FIRPTA. Because the securities will be publicly traded, however, no assurance can be given the Company will continue to be a domestically controlled REIT. If the Company does not constitute a domestically controlled REIT, a Non-U.S. Holder's sale of securities generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) the securities are "regularly traded" (as defined in the applicable Treasury Regulations) on an established securities market and (ii) the selling Non-U.S. Holder held 5% or less (after the application of certain constructive ownership rules) of the Company's outstanding securities at all times during a specified testing period.

     If gain on the sale of securities were subject to taxation under FIRPTA, the Non-U.S. Holder would be subject to the same treatment as a U.S. shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser of securities could be required to withhold 10% of the purchase price and remit such amount to the IRS. Additionally, in such case, distributions on the Offered Shares to the extent they represent a return of capital or capital gain from the sale of the Offered Shares, rather than dividends, would be subject to a 10% withholding tax.

     Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder's investment in securities is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (ii) if the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% withholding tax on the amount of such individual's capital gain.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     The Company will report to its U.S. Shareholders and to the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a U.S. Shareholder may be subject to backup withholding at the rate of 31% on dividends paid unless such U.S. Shareholder (i) is a corporation or falls within certain other exempt categories and, when required, can demonstrate this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Shareholder's federal income tax liability. In addition, the Company may be required to withhold a portion of any capital gain distributions made to U.S. Shareholders who fail to certify their non-foreign status to the Company.
The IRS has issued final regulations regarding the backup withholding rules as applied to Non-U.S. Shareholders. These regulations alter the current system of backup withholding compliance and are effective for distributions made after December 31, 1999. The Company will withhold in accordance with these new regulations when they become effective.

     Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Shareholders. NON-U.S. SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO ANY SUCH INFORMATION REPORTING AND BACKUP WITHHOLDING REQUIREMENTS.

STATE AND LOCAL TAXES

     The Company and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Offered Shares of beneficial interest of the Company.

                             SELLING SHAREHOLDERS

SERIES C PREFERRED SHARES AND THE SCPGI COMMON SHARES

     On the date of this Prospectus, Security Capital Preferred Growth Incorporated ("SCPGI") owns all of the Series C Preferred Shares. The 3,636,363 Series C Preferred Shares owned by SCPGI were purchased from the Company in a private transaction in December 1997 and are convertible into 3,636,363 Common Shares (the "SCPGI Common Shares") on the date of this Prospectus. In addition, SCPGI owns all of the Series C Preferred Units of limited partnership interest of Prime Partnership (the "Series C Preferred Units"). The 727,273 Series C Preferred Units owned by SCPGI were purchased from Prime Partnership and the Company in a private transaction in August 1997 and are convertible at the option of SCPGI into 727,273 SCPGI Common Shares or 727,273 Series C Preferred Shares on the date of this Prospectus. SCPGI and/or its permitted transferees (the "SCPGI Selling Shareholders") may offer any and all of the Series C Preferred Shares and the SCPGI Common Shares pursuant to this Prospectus. If the SCPGI Selling Shareholders sell all of the Series C Preferred Shares and the SCPGI Common Shares, SCPGI will not own any Series C Preferred Shares or Common Shares after the completion of this offering.

     Under the terms of the Registration Rights Agreement, dated as of August 8, 1997, between the Company and SCPGI (the "SCPGI Registration Rights Agreement"), the SCPGI Selling Shareholders may also include persons holding SCPGI Common Shares as a result of a transfer or assignment to that person of SCPGI Common Shares from SCPGI other than pursuant to an effective registration or Rule 144. Any SCPGI Selling Shareholder other than SCPGI will disclose information regarding its identity and stock ownership in a supplement to this Prospectus.

COMMON OFFERED SHARES

     On the date of this Prospectus, 8,505,472 Common Units are held by limited partners of Prime Partnership (other than the Company). Such limited partners (the "Common Selling Shareholders" and together with the SCPGI Selling Shareholders, the "Selling Shareholders") may offer any and all of such Common Shares (the "Common Offered Shares") pursuant to this Prospectus.

     Under the terms of the Registration Rights Agreement, dated as of June 15, 1998 by the Company and Prime Partnership (together with the SCPGI Registration Rights Agreement, the "Registration Rights Agreements"), the Company is obligated to use its reasonable efforts to register the Common Offered Shares.

     Common Selling Shareholders of Common Offered Shares shall be disclosed in a supplement or supplements to this Prospectus.

                             PLAN OF DISTRIBUTION

     The Selling Shareholders may from time to time offer and sell the Series C Preferred Shares, the SCPGI Common Shares and the Common Offered Shares collectively, the "Offered Shares") on the NYSE, in the over-the-counter market, or otherwise and they may sell the Offered Shares at market prices or at negotiated prices. They may sell the Offered Shares in ordinary brokerage transactions, in block transactions, in privately negotiated transactions, through put or call transactions relating to the Offered Shares, through short sales of the Offered Shares, pursuant to Rule 144 or otherwise. Those transactions may or may not involve brokers or dealers. The Selling Shareholders may include any donees or pledgees of the Selling Shareholders after the date of this Prospectus. The SCPGI Selling Shareholders may include Merrill Lynch International Private Finance Limited, a Delaware corporation and pledgee of SCPGI. If the Selling Shareholders sell the Offered Shares through brokers, they expect to pay customary brokerage commissions and charges. The Company is registering the Offered Shares to permit the Selling Shareholders to resell the Offered Shares and to permit public secondary trading of the Offered Shares from time to time. The Company is required to register the Offered Shares under the terms of the Registration Rights Agreements.

     The Company has agreed to pay all expenses (other than selling commissions, underwriting discounts and fees and expenses of counsel to any Selling Shareholder) of the Selling Shareholders in connection with the registration and sale of the Offered Shares. The Company is indemnifying the Selling Shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

                                LEGAL OPINIONS

     The legality of the Offered Shares offered hereby is being passed upon for the Company by Winston & Strawn, Chicago, Illinois. The Honorable James R. Thompson, a partner in Winston & Strawn, is a director of the Company.

                                    EXPERTS

     The consolidated financial statements of Prime Retail, Inc. and Horizon, the combined financial statements of Horizon Group Properties, Inc. and the statements of revenue and certain expenses of Prime Transferred Properties for the year ended December 31, 1997 incorporated by reference in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon also incorporated by reference. Such consolidated and combined financial statements and statements of revenue and certain expenses are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this Prospectus. If any person does make a statement that differs from what is in this Prospectus, you should not rely on it. This Prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this Prospectus is complete and accurate as of its date, but the information may change after that date.

                                ______________________


                                  TABLE OF CONTENTS

                                                                         PAGE
Where You Can Find More Information. . . . . . . . . . . . . . . . . . .  2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Description of Capital Stock . . . . . . . . . . . . . . . . . . . . . .  4
Certain Federal Income Tax Considerations. . . . . . . . . . . . . . . . 12
Taxation of the Company. . . . . . . . . . . . . . . . . . . . . . . . . 13
Requirements for Qualification . . . . . . . . . . . . . . . . . . . . . 14
Taxation of the Company's Shareholders . . . . . . . . . . . . . . . . . 18
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24


                              Prime Retail, Inc.

 4,363,636 Shares of Series C Cumulative Convertible Redeemable Preferred Stock,
                           $0.01 par value per share
           4,363,636 Shares of Common Stock, $0.01 par value per share



                                ______________________

                                 P R O S P E C T U S
                                ______________________


                                  ____________, 1998

No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this Prospectus. If any person does make a statement that differs from what is in this Prospectus, you should not rely on it. This Prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this Prospectus is complete and accurate as of its date, but the information may change after that date.


                                ______________________


                                  TABLE OF CONTENTS

                                                                       PAGE
Where You Can Find More Information. . . . . . . . . . . . . . . . . .  2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
Description of Capital Stock . . . . . . . . . . . . . . . . . . . . .  4
Certain Federal Income Tax Considerations. . . . . . . . . . . . . . . 12
Taxation of the Company. . . . . . . . . . . . . . . . . . . . . . . . 13
Requirements for Qualification . . . . . . . . . . . . . . . . . . . . 14
Taxation of the Company's Shareholders . . . . . . . . . . . . . . . . 18
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . 23
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . 23
Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24


                              Prime Retail, Inc.

           8,505,472 Shares of Common Stock, $0.01 par value per share



                                ______________________

                                 P R O S P E C T U S
                                ______________________


                                 ____________, 1998

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. The following table sets forth the costs and expenses payable by the Company, except any underwriters' fees and expenses, in connection with the sale of the Securities being
registered hereby.   All of the amounts shown are estimated, except the SEC
registration fee.


               SEC Registration Fee                         $37,773.00
               Legal Fees and Expenses                       25,000.00
               Accounting Fees and Expenses                   3,000.00
               Blue Sky Fees and Expenses                     5,000.00
               Miscellaneous                                  4,227.00
                                                            ----------
               Total                                        $75,000.00


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is a Maryland corporation. The Company's officers and directors are and will be indemnified under Maryland law, the Charter, and the Partnership Agreement against certain liabilities. The Charter provides that the Company shall indemnify, to the fullest extent permitted by Maryland law, as applicable from time to time, all persons who at any time were or are directors or officers of the Company for any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) relating to any action alleged to have been taken or omitted in such capacity as a director or an officer. The Company shall pay or reimburse all reasonable expenses incurred by a present or former director or officer of the Company in connection with any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which the present or former director or officer is a party, in advance of the final disposition of the proceeding, to the fullest extent permitted by, and in accordance with the applicable requirements of, Maryland law, as applicable from time to time. The Company may indemnify any other persons permitted but not required to be indemnified by Maryland law, as applicable from time to time, if and to the extent indemnification is authorized and determined to be appropriate, in each case in accordance with applicable law, by the Board of Directors, the majority of the stockholders of the Company entitled to vote thereon or special legal counsel appointed by the Board of Directors. The Charter also provides that no amendment of the Charter or repeal of any of its provisions shall limit or eliminate any of the above benefits provided to directors or officers in respect of any act or omission that occurred prior to such amendment or repeal.

     The Amended and Restated Bylaws of the Company (the "Bylaws") also provide for indemnification of the Company's officers and directors to the same extent that indemnification is provided to officers and directors of the Company in the Charter.

     The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The foregoing limits on indemnification are expressly set forth in the Bylaws. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) written statement by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The Company has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other things, that the Company indemnify its directors and executive officers to the fullest extent permitted by law and advance to the directors and executive officers all related expenses, subject tor reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by directors and executive officers seeking to enforce their rights under the indemnification agreements and may cover directors and executive officers under the Company's directors and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, as a traditional form of contract it may provide greater assurance to directors and officers that indemnification will be available.


ITEM 16.  EXHIBITS.

     The following exhibits are filed with this Registration Statement:

     4.1  Amended and Restated Articles of Incorporation of Prime Retail, Inc.
          [Incorporated by reference to Exhibit 3.1 in the Company's registration statement on Form S-4 (Registration No. 333-51285)]

     4.2 Amended and Restated Bylaws of Prime Retail, Inc. [Incorporated by reference to Exhibit 3.2 in the Company's registration statement on Form S-4 (Registration No. 333-51285)]

     4.3  Form of Common Share Certificate, par value $0.01 per share
          [Incorporated by reference to Exhibit 4.3 in the Company's Annual
          Report on Form 10-K for the fiscal year ended December 31, 1996]

     4.4 Form of Series C Preferred Share Certificate, par value $0.01 per share

     5 Opinion and consent of Winston & Strawn regarding legality of the securities being registered

     8    Opinion and consent of Winston & Strawn regarding tax matters

     23.1 Consent of Ernst & Young LLP -- Baltimore

     23.2 Consent of Ernst & Young LLP -- Chicago

     23.3 Consent of Winston & Strawn (included in Exhibit 5)

     23.4 Consent of Winston & Strawn (included in Exhibit 8)

     24   Power of Attorney (included at pages II-4 and II-5)


ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby further undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, such changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d)of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, on October 13, 1998.

                                        Prime Retail, Inc.


                                        By:  /s/ C. Alan Schroeder
                                           -----------------------------------
                                        Title:  Executive Vice President,
                                                General Counsel and Secretary

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints each of Abraham Rosenthal, William H. Carpenter, Jr., Robert P. Mulreaney and C. Alan Schroeder as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her or in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on the dates indicated by the following persons in the capacities indicated.


     SIGNATURE                  TITLE                                DATE
/s/ Michael W. Reschke          Chairman of the Board                October 13, 1998
-----------------------------   of Directors
Michael W. Reschke



/s/ Abraham Rosenthal           Chief Executive Officer (Principal   October 13, 1998
-----------------------------   Executive Officer) and Director
Abraham Rosenthal



/s/ William H. Carpenter, Jr.   President, Chief Operating           October 13, 1998
-----------------------------   Officer and Director
William H. Carpenter, Jr.



/s/ Glenn D. Reschke            Executive Vice President-            October 13, 1998
--------------------------      Development and Acquisitions
Glenn D. Reschke                and Director


                                       II-4


/s/ Robert P. Mulreaney         Executive Vice President-            October 13, 1998
--------------------------      Chief Financial Officer and
Robert P. Mulreaney             Treasurer (Principal Financial
                                Officer and Principal
                                Accounting Officer)



/s/ Terrence C. Golden          Director                             October 13, 1998
--------------------------
Terence C. Golden



/s/ Kenneth A. Randall          Director                             October 13, 1998
--------------------------
Kenneth A. Randall



/s/ James R. Thompson           Director                             October 13, 1998
--------------------------
James R. Thompson



/s/ Marvin S. Traub             Director                             October 13, 1998
--------------------------
Marvin S. Traub



/s/ Sharon Sharp                Director                             October 13, 1998
--------------------------
Sharon Sharp



/s/ Norman Perlmutter           Director                             October 13, 1998
--------------------------
Norman Perlmutter



/s/ Robert D. Perlmutter        Director                             October 13, 1998
--------------------------
Robert D. Perlmutter



/s/ William P. Dickey           Director                             October 13, 1998
--------------------------
William P. Dickey



                                       II-5